EXHIBIT 4.7.8
Eighth Joinder to the Registration Rights Agreement
     With respect to the Registration Rights Agreement, (the “Registration Rights Agreement”) dated as of November 5, 2009, among Reynolds Group Issuer LLC, a Delaware limited liability company (the “US Issuer I”), Reynolds Group Issuer Inc., a Delaware corporation (the “US Issuer II”), Reynolds Group Issuer (Luxembourg) S.A., a société anonyme (limited liability company) organized under the laws of Luxembourg (the “Luxembourg Issuer” and, together with US Issuer I and US Issuer II, the “Issuers”), the Closing Date Guarantors and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Whakatane Mill Australia Pty. Limited (i) hereby agrees to become a party to the Registration Rights Agreement as a Guarantor with the same force and effect as if originally named a Closing Date Guarantor therein and (ii) without limiting the generality of the foregoing, assumes all of the rights and obligations of the Guarantors under the Registration Rights Agreement, in each case, as of the time of delivery of this Joinder on June 17, 2010, as though it had entered into the Registration Rights Agreement on November 5, 2009. The obligations assumed by the Guarantors under this Joinder shall be joint and several obligations. Capitalized terms used but not defined in this Joinder shall have the meanings given to such terms in the Registration Rights Agreement.

Executed by WHAKATANE MILL	)
AUSTRALIA PTY LIMITED by the	)
party’s attorney pursuant to power of	)
attorney dated ..17/6/10.. who states	)
that no notice of revocation of the	)
power of attorney has been received in	)
the presence of:	)

/s/ Stephen Mihaljevic	/s/ Pru Wyllie

Witness	Attorney

Stephen Mihaljevic	Pru Wyllie

Name of Witness	Name of Attorney
Eighth Joinder to the Registration Rights Agreement